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                             USA TECHNOLOGIES, INC.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087


                                  April 8, 1998


Mr. Keith L.  Sterling
114 South Valley Road
Paoli, Pennsylvania 19033

         Re: Separation Agreement
             --------------------
Dear Keith:

         This will confirm your resignation as the Executive Vice
President-Systems and Chief Information Officer, Secretary and as a Director of the Company effective at the close of business on April 2, 1998. This letter also sets forth the various agreements we have reached concerning your separation from the Company as well as the terms of a consulting arrangement.

         1. Consulting  Arrangement.
            ------------------------

                  A. Effective April 3, 1998, you shall no longer be an employee of the Company and the Employment Period as defined under your Employment And Non-Competition Agreement dated as of July 1, 1993, as amended by the First Amendment thereto dated as of April 29, 1996 ("Employment Agreement"), is hereby terminated. From and after April 3, 1998 and through June 30, 1998, you shall act as a consultant to the Company. In such capacity, you shall perform such projects, under my direction, as shall be requested from time to time on an "as needed" basis. In consideration for your consulting services, and subject to
Section 8 hereof, the Company shall continue to pay to you your current base salary through June 30, 1998, and to provide to you your existing benefits through June 30, 1998 at no cost to you. After June 30, 1998, you shall not be provided or covered by any Company-paid benefits or receive any further payments from the Company.

                  B. Notwithstanding subparagraph A. above, and the termination of the Employment Period under your Employment Agreement, this will confirm that Sections 5, 6, and 7 of the Employment Agreement, relating to non-disclosure and non-competition restrictions, shall not be terminated and shall survive and remain in full force and effect in accordance with all of their terms and conditions.

         2. Stock Options. Subject to the provisions of Section 8 hereof, the Company agrees that effective on and after July 5, 1998, all of the options to purchase 450,000 shares of Common

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Stock of the Company which have been issued to you shall be exercisable at $.10 per share through the various expiration dates of the options. Of such options, 300,000 are currently exercisable at $.25 per share, and the remaining 150,000 are currently exercisable at $.45 per share. This will also confirm that as of the date hereof, 425,000 of your 450,000 stock options are vested. We have agreed that the 25,000 options which have been issued to you but which are not vested as of the date hereof shall become irrevocably and fully vested immediately. Except as specifically set forth in this Section 2, all of the existing terms and conditions of the stock options shall remain in full force and effect. You acknowledge that your stock options are not incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or part of an employee stock purchase plan as defined in
Section 423 thereunder. As a result, among other things, taxable income will be realized by you during the 1998 calendar year as a result of the reduction of the exercise price of the stock options as set forth herein as well as at the time of the exercise of any such stock options. You understand that you and not the Company shall be responsible for the payment of all such taxes resulting therefrom.

         3. Sterling General Release. You agree, intending to be legally bound, to voluntarily and forever release and discharge the Company, as well as all of its past, present and future officers, directors, employees, shareholders and agents and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively, "claims"), known or unknown, suspected or claimed, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation:

               (a) Any claims relating to or arising out of your employment with and/or separation of employment by the Company;

               (b) Except as specifically provided otherwise herein, any claims for unpaid or withheld wages, severance, benefits, bonuses and/or other compensation of any kind;

               (c)  Any claims for attorneys' fees, costs or expenses;

               (d) Any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual preference or any other factor prohibited by Federal, state or local law or ordinance, common law or administrative regulations (such as the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act and the Pennsylvania Human Relations Act), and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, quasi-contract, breach of

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                    covenant of good faith and fair dealing, detrimental
                    reliance, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and intentional or negligent misrepresentation, and/or any rights under any of the foregoing laws or regulations.

         In addition, you covenant and agree to never, individually or with any other person or in any way, commence, aid in any fashion, prosecute or cause or permit to be commenced against the Company or any Releasee any action, obligation, damage, or liability that is the subject matter of this Section 3.

         You agree that your resignation as a Director is not in connection with any disagreement with the Company on any matter relating to the Company's operations, policies or practices, and that you shall not request the Company to disclose any such disagreement in connection with your resignation as a Director in any public filing under the Securities Exchange Act of 1934.

         4. A. Company General Release. The Company agrees, intending to be legally bound, to voluntarily and forever release and discharge you, as well as all of your heirs, personal representatives, successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind, known or unknown, suspected or claimed, which the Company ever had, now has or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the Company's execution hereof. In addition, the Company covenants and agrees to never, by itself or with any other person or in any way, commence, aid in any fashion, prosecute or cause or permit to be commenced against any Releasee any action, obligation, damage, or liability that is the subject matter of this Section 4.

                  B. Company Indemnification. This will confirm that notwithstanding anything else contained in this letter, you shall continue to be indemnified under the Company's By-laws to the fullest extent provided or to be provided from time to time thereunder to officers or Directors of the Company.

         5. Return of Company Property. As a condition precedent to the execution of this Agreement, you agree to return to the Company any of its property either issued to you or now in your possession, including but not limited to, any Company credit cards, American Express cards, pagers and keys to the Company's office. In addition, you shall immediately surrender to the Company any and all materials, documents, software, manuals or other records, in your possession or control, which include or contain any confidential information of or concerning the business or policies of the Company, and you will not retain or use any copies or summaries thereof.

         6. Future Actions.
                  A. From and after the date hereof, you agree not to take any actions which are specifically intended to damage the business interests of the Company or which reflect negatively on the Company or its employees, directors, shareholders or agents, including but not limited to, contacting the Company's agents, customers, suppliers, employees (past, present or future to the

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extent you know them to be related to the Company), or using documents or other data obtained while in the employ of the Company, in a manner that interferes with or damages the Company's reputation, purpose or employee relations.
                  B. In addition to the restrictions set forth in subparagraph A., and unless you shall have obtained the prior written consent of the Company, from and after the date hereof, you shall not, directly or indirectly, disclose, discuss or communicate in any manner whatsoever, any information or data about or concerning the Company's business, employees, policies, products, contractual arrangements, shareholders, or operations, with any past, present or future customer, supplier, or agent of the Company, including but not limited to International Business Machines Corporation or Mail Boxes Etc. USA, Inc. The foregoing shall apply to all information or data concerning the Company's business, operations, products, contractual arrangements, shareholders, policies, or employees, whether or not such information is claimed to be secret or proprietary by the Company, and whether or not such information is disseminated to or otherwise available to the public.
         7. Proprietary Information.
                  A. This will confirm that all documents, data, know-how, designs, processes, inventions, names, marketing information, method or means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to you by the Company, or developed by you on behalf of the Company or at the Company's direction or for the Company's use, or otherwise devised, developed, created, or invented in connection with your employment or your affiliation with the Company, are and shall remain the sole and exclusive property of the Company, and you shall have no right or interest whatsoever thereto, including but not limited to any copyright or patent interest whatsoever.
                  B. You shall not, directly or indirectly, at any time from and after the date hereof, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, customer or supplier information, documents, know-how, data, marketing information, method or means, or any other confidential (i.e. not already otherwise disseminated to or available to the public) information concerning the business or policies of the Company, that you learned as a result of, in connection with, through your employment with, or through your affiliation with the Company.
         8. Remedies. In the event that you should breach any term or condition of this letter or the Employment Agreement, the exercise price of any of the unexercised options then held by you (or your assignees) shall automatically and without any action on the part of the Company be increased to their original exercise price. In addition, in the event of any such breach, the Company shall cease paying to you any payments under Section 1 hereof, and immediately cease to provide you with Company-paid benefits pursuant to such Section. The foregoing remedies shall be cumulative, and shall be in addition to any remedies otherwise available to the Company at law or in equity or otherwise. In the event of any breach hereof, you shall pay all of the costs and expenses incurred by the Company in enforcing the provisions hereof, including its attorney's fees.
         9. Severability. Should any provision of this letter be held invalid or illegal, such illegality shall not invalidate the whole of this letter but rather, the letter shall be construed as if it did not contain the invalid or illegal part, and the rights and obligations of the parties shall be construed and

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enforced accordingly.
         10. Merger Clause. This letter contains the complete understanding and agreement between the parties hereto and supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, oral or written, express or implied. Notwithstanding the prior sentence, however, and as indicated in Section 1.B., the provisions of Sections 5, 6 and 7 of your Employment Agreement shall remain in full force and effect.
         11. Choice of Law; Successors . This letter has been executed in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules. This letter shall be binding upon our respective, permitted successors, assigns, heirs, and personal representatives.
         12. Effective Date. You have twenty-one (21) days within which to consider this letter. If you sign this letter, you will retain the right to revoke it for seven (7) days. This letter shall not be effective until this revocation period has expired. To revoke the letter, you must send a certified letter to my attention. The letter must be postmarked within seven (7) days of your execution of this letter. Finally, this will confirm that the Company has advised you to consult with an attorney prior to your execution of this letter.

         Keith, please indicate your agreement with this letter by signing this letter below where indicated and returning it to me.

                                     Sincerely,


                                     USA TECHNOLOGIES, INC.

                                     By: /s/ George R. Jensen, Jr.
                                         -----------------------------------
                                             George R. Jensen, Jr., Chief
                                                  Executive Officer

UNDERSTOOD AND AGREED:

 /s/ Keith L. Sterling
------------------------------
     KEITH L. STERLING

Date:    4/2/98


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